Exhibit 99.1

National & Retail Trades and First Call

For release: December 1, 2005 at 8:30 AM (EDT)

KOHL'S CORPORATION REPORTS NOVEMBER SALES

MENOMONEE FALLS, WI, -- (Business Wire) – December 1, 2005 -- Kohl’s Corporation (NYSE: KSS) reported today that sales for the four-week period ended November 26, 2005 increased 10.9 percent over the four-week period ended November 27, 2004. On a comparable store basis, sales decreased 0.1 percent.

For the 43 weeks ended November 26, 2005 total sales were up 14.2 percent while comparable store sales increased 3.4 percent.

Larry Montgomery, Kohl’s chairman and chief executive officer, commented, “Although we were disappointed with the overall level of sales in November, the last ten days of the month were strong, including the two post-Thanksgiving days.  This fact, along with the extra selling day before Christmas, gives us confidence that sales will improve significantly in December.  We continue to believe we can achieve a mid-single digit comparable store sales increase for the fourth quarter and are maintaining our guidance for earnings per diluted share of $1.10 to $1.14.”

	Sales Summary ($ in millions)
	Fiscal Period Ended		% Inc. (decr.) - This Year
	Nov. 26,	Nov. 27,	All	Comp
	2005	2004	Stores	Stores

November	$ 1,493.7	$ 1,346.5	10.9%	-0.1%
Year-To-Date	$ 10,243.9	$ 8,968.4	14.2%	3.4%

On November 26, 2005, the Company operated 732 stores in 41 states, compared with 637 stores in 40 states at the same time last year.

Comments regarding the Company’s sales results will be provided in a pre-recorded telephone message.  This message is accessible by calling (630) 652-3100 and will be available for 36 hours.

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including guidance on the Company’s targeted sales and earnings.  Kohl's intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, but are not limited to those described on Exhibit 99.1 to Kohl’s annual report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

Investor Relations:  Wes McDonald, Chief Financial Officer, (262) 703-1893

Media:  Vicki Shamion, Vice President – Public Relations, (262) 703-1464